Exhibit 2.1

PLAN OF CONVERSION

OF

SOW GOOD INC.

(A Nevada corporation)

INTO

SOW GOOD INC.

(A Delaware corporation)

February 15, 2024

This Plan of Conversion (this “Plan”) is adopted by Sow Good Inc., a Nevada corporation (the “Converting Entity”), to convert into Sow Good Inc., a Delaware corporation (the “Converted Entity,” and together with the Converting Entity, the “Constituent Entities”), pursuant to Section 92A.105 and 92A.120 of the Nevada Revised Statutes (the “NRS”) and Section 265 of the Delaware General Corporation Law (the “DGCL”).

WHEREAS, the Converting Entity is a limited liability company duly organized and existing under the laws of the State of Nevada.

WHEREAS, the Board of Directors of the Converting Entity has determined that, for the purpose of changing the jurisdiction of incorporation of the Converting Entity, it is advisable and in the best interests of the Converting Entity to convert into a Delaware corporation, with the Converted Entity as the resulting entity, pursuant to Section 92A.120 of the NRS and Section 265 of the DGCL.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in accordance with applicable law, the parties hereby agree as follows:

1.          Conversion and Continuing Existence. Upon the Effective Date, as defined below, in accordance with this Plan, the DGCL and the NRS, the Converting Entity shall convert into a Delaware corporation, with the Converted Entity as the resulting corporation (the “Conversion”), and the existence of the Converting Entity shall continue in the organizational form of the Converted Entity. The Converted Entity shall be incorporated, formed and organized as a corporation under the DGCL.

2.          Filing and Effectiveness. The Conversion shall become effective when the following actions shall have been completed:

         (a)         this Plan has been adopted and approved by the stockholders of the Converting Entity in accordance with the requirements of the NRS and the DGCL;

         (b)         the executed Certificate of Conversion and Certificate of Incorporation meeting the requirements of the DGCL shall have been filed with the Secretary of State of the State of Delaware; and

         (c)         the executed Certificate of Conversion meeting the requirements of the NRS shall have been filed with the Secretary of State of the State of Nevada (the date on all such conditions shall have been satisfied, the “Effective Date”).

3.          Effect of the Conversion. Pursuant to Section 92A.250 of the NRS, upon the Effective Date: (a) all of the rights, title and interests to all property owned by the Converting Entity shall continue to be owned, subject to any existing liens or other encumbrances on the property, by the converted entity in the new organizational form without reversion or impairment, further act or deed, or any transfer or assignment having occurred; and (b) all liabilities and obligations of the Converting Entity shall continue to be liabilities and obligations of the Converted Entity in the new organizational form without impairment or diminution because of the Conversion. Pursuant to Section 265(f) of the DGCL, upon the Effective Date the Converted Entity shall for all purposes of the laws of the State of Delaware be deemed to be the same entity as the Converting Entity, and all of the rights, privileges and powers of the Converting Entity and all property and debts due to the Converting Entity, as well as all causes of action belonging to the Converting Entity, shall remain vested in the Converted Entity and shall be the property of the Converted Entity. Upon the Effective Date, all rights of creditors and all liens upon any property of the Converting Entity shall be preserved unimpaired, and all debts, liabilities and duties of the Converting Entity shall remain attached to the Converted Entity and may be enforced against the Converted Entity to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Converted Entity.

4.          Manner and Basis of Conversion of Shares. Upon the Effective Date, each outstanding share of the Converting Entity issued and outstanding immediately prior thereto shall, without any action by the Constituent Entities, the stockholder of such share or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Converted Entity for each Common Unit of the Converting Entity.

5.          Conversion of Converting Entity Options. By virtue of the Conversion, and without any action on the part of the holders of options to purchase shares of common stock of the Converting Entity (the “Converting Entity Options”), each Converting Entity Option that is outstanding and unexercised immediately prior to the Effective Date of Conversion, whether or not vested, shall continue to be outstanding following the Effective Date of Conversion in accordance with the terms and conditions of any option agreements thereunder in effect immediately prior to the Effective Date of Conversion, except that each Converting Entity Option shall be converted into and become an option to purchase shares of Company common stock equal to the number of shares of Converting Entity common stock that were issuable upon exercise of such Converting Entity Option immediately prior to the Effective Date of Conversion.

6.          Release. Each stockholder of the Converting Entity, on behalf of itself, and on behalf of its heirs, legal representatives, successors and assigns, affiliates and any of their respective predecessors, successors, direct or indirect subsidiaries, past and present stockholders, directors, officers, employees, agents, and representatives (collectively, the “Releasor Parties”), does hereby fully and irrevocably waive, release and discharge the Converting Entity (the “Release”), and its predecessors, successors, direct or indirect subsidiaries, affiliates and past and present stockholders, directors, officers, employees, agents and representatives (collectively the “Released Parties”), from any and all liabilities and obligations to the Company whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, which would give rise to a claim of ownership of the Company’s equity securities other than the stock issued in accordance with Section 4 above, arising on or before the date hereof (collectively, the “Released Claims”), and the stockholder shall not seek to recover any amounts in connection with any Released Claim from any of the Released Parties. Each stockholder hereby irrevocably agrees to, and to cause each Releasor Party to, refrain from directly or indirectly asserting any claim or demand or commencing (or allowing to be commenced on such Releasor Party’s behalf) any suit, action or proceeding of any kind, in any agency, court or before any tribunal, against any Released Party based upon any Released Claim, it being the intent of the stockholder that with the execution by the stockholder of any documents approving the Conversion, the Released Parties will be absolutely, unconditionally and forever discharged of and from any and all obligations related in any way to the Released Claims. Each stockholder hereby represents and warrants to the Released Parties that stockholder has made no assignment or transfer of any of the Released Claims. This Release supersedes any prior agreement of the parties with respect to the issuance of capital stock of the Company to stockholder. Each stockholder acknowledges that it does not have any right to acquire, and the Company has no obligation to issue, any capital stock of the Company other than the stock issued in accordance with Section 4 above.

7.           Certificate of Incorporation. The certificate of incorporation of the Converted Entity shall be, as of the Effective Date, as set forth on Exhibit A attached hereto and shall continue in full force and effect as the certificate of incorporation of the Converted Entity until duly amended in accordance with the provisions thereof and the DGCL.

8.            Bylaws. The bylaws of the Converted Entity shall be, as of the Effective Date, as set forth on Exhibit B attached hereto and shall continue in full force and effect as the bylaws of the Converted Entity until duly amended in accordance with the provisions thereof and the DGCL.

9.          Directors and Officers. The Board of Directors and officers of the Converting Entity immediately prior to the Effective Date of the Conversion shall be the directors and officers of the Converted Entity until their successors shall have been duly elected and qualified or until such time as may otherwise be provided or fixed by law, the certificate of incorporation of the Converted Entity or the bylaws of the Converted Entity.

10.          Governing Law: This Plan shall be governed and construed in accordance with the laws of the State of Delaware and, so far as applicable, the conversion provisions of the NRS.

11.          Abandonment. At any time before the Effective Date of the Conversion, this Plan may be terminated and the Conversion may be abandoned for any reason whatsoever by the Board of Directors of the Converting Entity, notwithstanding the approval of this Plan by the stockholders of the Converting Entity.

12.          Amendment. The Board of Directors of the Converting Entity may amend this Plan at any time prior to the filing of a Certificate of Conversion with the Secretary of State of the State of Delaware or the State of Nevada, provided that an amendment made subsequent to the adoption of this Plan of Conversion by the stockholders of the Converting Entity shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of the Converting Entity, (2) alter or change any term of the certificate of incorporation of the Converted Entity to be effected by the Conversion, or (3) alter or change any of the terms and conditions of this Plan if such alteration or change would adversely affect the stockholders of any class or series of capital stock of the Converting Entity.

Signature Page Follows

IN WITNESS WHEREOF, this Plan of Conversion has been adopted as of the date first written above.

SOW GOOD INC.
a Nevada Corporation

By:	/s/ Claudia Goldfarb
Name:	Claudia Goldfarb
Title:	Chief Executive Officer

Signature Page to

Plan of Conversion

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF SOW GOOD INC. (DE)

(see attached)

EXHIBIT B

BYLAWS

OF SOW GOOD INC. (DE)

(see attached)